Exhibit 21.1

Puget Energy, Inc.

SUBSIDIARIES

1.	Puget Sound Energy, Inc.
10885 N.E. Fourth Street, Suite 1200
Bellevue, Washington 98004

2.	Puget LNG, LLC
10885 N.E. Fourth Street, Suite 1200
Bellevue, Washington 98004